Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of Boston Therapeutics, Inc. of our report dated March 14, 2014, relating to our audit of the financial statements, which appears in the Annual Report on Form 10-K of Boston Therapeutics, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP

Boston, Massachusetts
April 17, 2014